Exhibit 12

BERGER LAW FIRM LLC

333 Pearsall Ave, Suite 210

Cedarhurst, NY 11516

646-598-9098

December 20, 2022

INTERNATIONAL STAR, INC.

8 The Green STE 13940

Dover, DE 19901

Re:     Offering Statement on Form 1-A

Ladies and Gentlemen:

We have been requested by International Star, Inc., a Nevada corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 2,000,000,000 units comprised of (i) 2,000,000,000 shares of its common stock, $0.001 par value per share (“Common Stock”), and (ii) warrants to purchase an additional 2,000,000,000 shares of Common Stock (“Warrant Shares”) through a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with this opinion, we have examined the Offering Statement, the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the 2,000,000,000 shares of Common Stock and the 2,000,000,000 Warrant Shares being offered by the Company will, when issued in accordance with the terms set forth in the Offering Statement, be legally issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the Offering Statement and in the offering circular included in the Offering Statement. We confirm that, as of the date hereof, we own no shares of the Company’s common stock, nor any other securities of the Company.

Sincerely,

/s/ Berger Law Firm LLC
BERGER LAW FIRM LLC